Exhibit 99.1

RadNet Expands Its New York City Metropolitan Area Presence Through the Acquisition of Diagnostic Imaging Group, LLC

LOS ANGELES, Oct. 16, 2015 (GLOBE NEWSWIRE) — RadNet, Inc. (NASDAQ:RDNT), a national leader in providing high-quality, cost-effective, fixed-site outpatient diagnostic imaging services today reported it acquired Diagnostic Imaging Group, LLC (“DIG”) for approximately $56.7 million plus 1.5 million shares of RadNet Common Stock. The acquisition should provide RadNet with approximately $70 million of additional revenue on an annual basis.

Founded in 1985 and headquartered in Hicksville, Long Island, DIG owns and operates 17 imaging centers in the New York City area, including nine facilities in Brooklyn, four facilities in Queens, two facilities in the Bronx and one facility in each of Manhattan and Nassau County. DIG employs more than 600 people and performs over 750,000 imaging procedures per year. DIG’s centers are multimodality and are accredited by the American College of Radiology (“ACR”).

Including the newly acquired DIG facilities, RadNet now operates 56 facilities in the boroughs of New York City and Rockland and Nassau Counties. Adding its northern New Jersey facilities (owned in conjunction with Barnabas Health), RadNet operates 74 facilities in the greater New York Metropolitan area.

Dr. Howard Berger, President and Chief Executive Officer of RadNet, noted, “We are delighted to complete this significant transaction. Since our entry into Manhattan in 2013, we have assembled a network in the New York metropolitan area that is unrivaled. This acquisition considerably increases our presence in Brooklyn and the Bronx, and it marks our entry into Queens and Nassau County. With over 20 million residents, the greater New York metropolitan area is an enormous marketplace for us. The market has unique contracting and population health opportunities and I believe there are substantial additional growth opportunities on which we can capitalize. Furthermore, RadNet should bring efficiencies and new expansion opportunities to the DIG operations, including providing the ability to service more effectively DIG’s referring physician communities and loyal patient populations.”

“Diagnostic Imaging Group has been one of the premier operators in our industry, and has been in business about as long as RadNet. With this transaction, we establish a relationship with approximately 20 radiologists who currently service the DIG facilities through a contracted affiliated professional services entity. This elite group of physicians has sub-specialist capabilities in breast, oncological, musculoskeletal, neurological and cardiac imaging. We are excited to welcome the physicians, employees and patients of DIG to RadNet,” added Dr. Berger.

About RadNet, Inc.

RadNet, Inc. is the leading national provider of freestanding, fixed-site diagnostic imaging services in the United States based on the number of locations and annual imaging revenue. RadNet has a network of 293 owned and/or operated outpatient imaging centers. RadNet’s core markets include California, Maryland, Delaware, New Jersey, New York and Rhode Island. Together with affiliated radiologists, and inclusive of full-time and per diem employees and technicians, RadNet has a total of approximately 6,300 employees. For more information, visit http://www.radnet.com.

RadNet, Inc.

Mark Stolper, 310-445-2800

Executive Vice President and Chief Financial Officer